EXHIBIT 5.2

Faegre Baker Daniels LLP 600 East 96th Street ▼ Suite 600 Indianapolis ▼ Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

May 20, 2019

Washington Prime Group Inc.
180 East Broad Street
Columbus, Ohio 43215

   Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Washington Prime Group Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-8 filed with the Commission on June 24, 2014 (Registration No. 333-197000) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registered 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), reserved for issuance pursuant to the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the “Prior Plan”).

This Amendment reflects that, pursuant to the terms of the 2019 Washington Prime Group, L.P. Stock Incentive Plan (the “2019 Plan”), the number of shares of the Company’s Common Stock for which awards may be granted under the 2019 Plan includes (1) up to 2,077,836 shares of the Company’s Common Stock that remained available for grant under the Prior Plan immediately prior to May 16, 2019, plus (2) up to 5,785,321 shares of the Company’s Common Stock subject to awards granted under the Prior Plan (at the maximum level of performance), which will become available for future grants under the 2019 Plan to the extent that, after December 31, 2018, such awards are forfeited, terminate, expire, lapse instead of being exercised or are settled for cash or to the extent that the tax withholding obligations relating to such awards (other than a stock option or stock appreciation right) are satisfied by delivering shares of Common Stock or withholding shares of Common Stock relating to such award (collectively, such 7,863,157 shares of the Company’s Common Stock are referred to herein as the “Carryover Shares”).

For purposes of this opinion letter, we have examined the 2019 Plan, the Amendment, the Registration Statement, the Amended and Restated Articles of Incorporation of the Company, as currently in effect, the Amended and Restated Bylaws of the Company, as currently in effect, and the resolutions of the Company’s Board of Directors authorizing the issuance of the Carryover Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.

In rendering the opinions set forth below, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the public records, agreements, documents, instruments, certificates and other records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the 2019 Plan prior to the issuance thereof.

Based on and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Carryover Shares to be issued in accordance with the 2019 Plan and that, when (a) the Carryover Shares have been issued and sold as contemplated in the Amendment and related prospectus and in accordance with the 2019 Plan and any applicable award agreement, and (b) where applicable, the consideration for the Carryover Shares specified in the 2019 Plan and any applicable award agreement has been received by the Company, the Carryover Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, subject to the limitations and assumptions contained herein, the laws of the State of Indiana.

This opinion speaks only as of the date the Amendment becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner